UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

GLOBAL SELF STORAGE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland 13-3926714
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
11 Hanover Square, 12th Floor
     New York, New York                     10005
(Address of principal executive offices)                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Series A Participating Preferred Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ____ (if applicable) Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of class)

Explanatory Note
This Form 8-A/A is filed by Global Self Storage, Inc., a Maryland corporation (the "Company"), to supplement and amend the information set forth on the Form 8-A filed by the Company on January 29, 2016.

Item 1. Description of Registrant's Securities to be Registered.
On October 20, 2017, the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the "Rights Agent"), entered into an amendment (the "Amendment") to that certain Rights Agreement (the "Rights Agreement"), dated as of January 29, 2016, between the Company and the Rights Agent.
The Amendment accelerates the expiration of the Company's preferred share purchase rights (the "Rights") under the Rights Agreement from the Close of Business (as such term is defined in the Rights Agreement) on January 29, 2026 to the Close of Business on October 20, 2017, and the Rights Agreement will terminate at such time. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company's common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits.

See Exhibit Index below.

EXHIBIT INDEX

Exhibit No.	Description
4.1 4.2
Rights Agreement, dated as of January 29, 2016, between Global Self Storage, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (included on Exhibit 4.1 to the Company's Current Report on Form 8-K filed on February 2, 2016 and incorporated herein by reference)
First Amendment, dated October 20, 2017, to Rights Agreement, dated as of January 29, 2016, between Global Self Storage, Inc. and American Stock Transfer & Trust Company, LLC (included on Exhibit 4.1 to the Company's Current Report on Form 8-K filed on October 20, 2017 and incorporated herein by reference)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL SELF STORAGE, INC.

By:	/s/ Mark C. Winmill
Name:	Mark C. Winmill
Title:	President

Date: October 20, 2017